Exhibit 99.2

October 24, 2014

Dear Fellow Shareholders:

Author and former Congressman Bruce Barton once wrote, “When you are through changing, you are through.” I find this thought especially appropriate as I prepare my third quarter report to you and, I find myself feeling proud of our historic bank’s consistent ability to change and grow. Farmers proves to all that a company can be a stable institution and thoroughly dynamic at the same time. Through strategic planning and corporate discipline, we continue to execute growth strategies that bring value and success to the Company.

Odd Lot and Repurchase Program

On July 29, the company announced an odd lot buyback program with the goal of reducing servicing and administrative costs associated with shareholders who own 99 or fewer shares. One hundred fifty-five shareholders elected to participate in the program for a total of 6,568 shares purchased, which reduced the number of shareholders who own 99 or fewer shares 10.59%.

In addition to the odd lot buyback program, the Company repurchased 221,500 shares of its common stock at an average price of $7.72 for a total purchase of $1.7 million. The combination of the odd lot buyback and repurchase programs reduced our total common shares outstanding 1.2% from the 2014 second quarter. The company remains committed to returning capital to shareholders and over the past three years has repurchased $3.4 million of its common stock and distributed $7.3 million in dividends to shareholders.

Online and Mobile Banking Enhancements

One of our primary strategic initiatives came to fruition on Monday, October 13th with the introduction of a very exciting and relevant upgrade to our digital banking channels. Nationwide, the adoption rates of online and mobile banking users are staggering. At Farmers, it is also evident that these digital channels are highly valued by our customers. Over the past three years, Farmers’ online banking usage has increase 67%. In addition, Farmers mobile banking adoption has increased 408% since inception in 2012. With our digital strategy, we plan to manage our Virtual Banking channels just as we would a branch made of brick and mortar. We will continue to invest the resources and enhancements required to differentiate our digital platforms in the marketplace.

A few of the new online banking features include:

•	Popmoney – customers are now able to send or request money from another person via text or email.

•	Live Chat – Now offering customers the ability to communicate online with a customer service representative, as well a desk top shadowing feature that will allow the customer service representative to view the customers screen to assist with a problem or issue.

•	Finance Manager – a budgeting tool that categorizes expenses, establishes savings goals, and aggregates accounts that the customers may have from other financial institutions.

In addition, our new mobile banking app has several new features that will benefit our customers:

•	Remote Deposit – customers take a picture of a check and it is deposited directly into their account.

•	Picture Pay – Take a picture of a bill, and the account information is pulled into the bill pay system alleviating the need to manually enter the biller information.

•	Pin login – Customers will no longer need to enter their username and password once they choose a four digit pin to access their account information.

New Market Share Data

The FDIC annually publishes market share data based on the level of deposits financial institutions report in their respective markets. I am pleased to report that the company’s combined market share in our core markets of Columbiana, Mahoning, and Trumbull Counties has increased 27 basis points (bps) to 10.87% from 10.6% last year. When reviewing these three markets, our market share has increased year-over-year every year since 2008 when we had a less robust 6.8% of total deposits. In addition to our core markets, we have a small but growing presence in Stark County, which has grown every year since we entered this competitive market in 2012.

Conclusion

“When you are through changing, you are through.” Let me assure you now that Farmers is not through developing and evolving. We will always stay rooted in the careful and deliberate stewardship of your Company…but we will also remain diligent in identifying opportunities that grow shareholder value.

Very truly yours,

Kevin J. Helmick

President & CEO